July 21, 2016

RAVE Restaurant Group, Inc. Announces CEO Transition
Names Interim CEO and Launches Search Process

Dallas, Texas – RAVE Restaurant Group, Inc. (NASDAQ:RAVE) today announced that Clinton Coleman, a current member of the Company's Board of Directors, has been appointed Interim Chief Executive Officer and the board has retained the executive search firm Heidrick & Struggles to conduct a search for a permanent CEO.  Mr. Coleman is succeeding Randy Gier through a mutual agreement between all parties.

"On behalf of the Board, I would like to thank Randy for his leadership and important contributions to the evolution and growth the Pie Five concept," said Mark Schwarz, Chairman of the Company.  "Pie Five has become a clear leader in the fast casual pizza segment and is now ready for the transition to a new phase of leadership as it continues on its path of rapid growth, scalability and greater operational efficiencies.  Both Rave brands, Pizza Inn and Pie Five, possess exciting opportunities for future development."

Mr. Coleman has served on the Company's board for nine years and has worked closely with the management team to develop the Company's growth strategies.  He is a Managing Director of Newcastle Capital Management, which is the general partner of the Company's largest shareholder.  Mr. Coleman also previously has served as CEO of Bell Industries, Inc. and interim CEO of Rave.

"I look forward to working more closely with Rave's team as the Pie Five concept continues to expand across the country and the long successful Pizza Inn brand continues to reenergize its growth," said Coleman.  "This year we have further deepened our management talent and I'm confident that we will make progress on our initiatives during this interim period."

"I'm proud of the progress and growth that we have brought to these great brands, our valued franchisees and the many talented members of the team.  I will be rooting from the sidelines as I pursue the next chapter in my career," commented Randy Gier.

About RAVE Restaurant Group, Inc.
Founded in 1958, Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] owns, operates and franchises more than 300 Pie Five Pizza Co. and Pizza Inn restaurants domestically and internationally. Pie Five Pizza Co. is a leader in the rapidly growing fast-casual pizza space offering made-to-order pizzas ready in under five minutes. Pizza Inn is an international chain featuring freshly made pizzas, along with salads, pastas, and desserts. For more information, please visit www.raverg.com.

Contact:
Jami Zimmerman
RAVE Restaurant Group, Inc.
469-384-5132